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EXHIBIT 11

CONSENT OF INDEPENDENT ACCOUNTANTS


          We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No.6 to the registration statement on Form N-1A (the "Registration Statement") of Martin Currie Business Trust (hereafter referred to as the "Trust") of our reports dated June 16, 1998, relating to the financial statements and financial highlights of each of the seven funds constituting the Trust appearing in the Annual Reports to Shareholders, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the headings "Independent Accountants" in the Private Placement Memorandum which constitutes part of this Registration Statement and "investment Advisory and Other Services-Independent Accounts" and "Financial Statements" in the Statement of Additional Information.


PricewaterhousECoopers LLP
Boston, Massachusetts
June 29, 1999 ^